Exhibit 99.1

For Immediate Release	Contact:	Bob Lougee (800) 611-8488
Wednesday, March 5, 2014		bob.lougee@usamobility.com

USA Mobility Announces Regular Quarterly Dividend

Springfield, VA (March 5, 2014) - USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging, mobile voice and data and unified communications software solutions, today announced that its Board of Directors has declared a regular quarterly dividend of $0.125 per share on the Company’s common stock. The dividend is payable on March 28, 2014 to stockholders of record on March 18, 2014.

About USA Mobility
USA Mobility, Inc., headquartered in Springfield, Virginia, is a comprehensive provider of integrated wireless and software communications solutions. As a single-source provider, the Company operates the largest one-way paging and advanced two-way paging networks in the United States, providing wireless connectivity solutions to the healthcare, government, large enterprise and emergency response sectors, and offers mobile voice and data services through Sprint Nextel and T-Mobile, including BlackBerry® smartphones and GPS location applications. USA Mobility also provides mission critical unified communications software solutions nationally and internationally to healthcare, hospitality, education, business, government and public safety organizations, connecting people to each other and the data the need. Software solutions include critical smartphone communications, secure texting, contact center optimization, emergency management and clinical workflow improvement. For further information visit www.usamobility.com and www.amcomsoftware.com.
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